Exhibit 99.28(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated February 28, 2025 on the financial statements and financial highlights of the Gramercy Emerging Markets Debt Fund, a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 29, 2025